EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered as of and effective July 19, 2004 by and between MARSHALL T. LEEDS, a resident of the State of Florida (“Executive”), and SUMMIT FINANCIAL SERVICES GROUP, INC., a Florida corporation (the “Company”).

1. POSITION AND DUTIES; EXTENT OF SERVICES.

1.1 POSITION AND DUTIES. The Company hereby enters into this Agreement to evidence and provide for the employment of Executive as Chairman of the Board, Chief Executive Officer, and President of the Company. Consistent with the policies, guidelines, and directives established or promulgated by the Board of Directors of the Company (the “Board”), Executive shall be in complete charge of all operations of the Company, with authority and responsibility for formulating and directing the implementation of policies for the management of such operations. Executive shall only be required to report directly to the Board. Executive agrees to serve, without additional compensation, in a similar executive capacity with subsidiaries of the Company and in such other executive capacities as may be designated by the Board consistent with the positions, responsibilities, and authority of Executive hereunder.

1.2 EXTENT OF SERVICES. Executive agrees to devote his full working time, energy, and skill to the business of the Company and to the promotion of the Company’s interests and to discharge his duties in good faith.

2. TERM.

The term of this Agreement (the “Term”) shall commence on May 21, 2004 (the “Commencement Date”) and, unless Executive’s employment is earlier terminated pursuant to Section 7 of this Agreement, shall continue to December 31, 2006, and shall be automatically renewed for successive one-year terms unless either party notifies the other in writing of its election not to renew at least six months prior to the scheduled termination of the Term or any renewal term. This Agreement may be earlier terminated only in accordance with Section 7 hereof.

3. COMPENSATION.

3.1 BASE SALARY. The Company shall pay Executive a base annual salary (the “Base Salary”) of One Hundred Thousand Dollars ($100,000.00) for each fiscal year during the Term. All Base Salary shall be paid in equal periodic installments in accordance with the Company’s normal payroll schedule.

3.2 GUARANTEED BONUS. In addition to the Base Salary, Executive shall be entitled to a yearly guaranteed bonus of Fifty Thousand Dollars ($50,000.00) (the “Guaranteed Bonus”). The Guaranteed Bonus shall be paid to Executive in equal periodic installments in accordance with the Company’s normal payroll schedule.

3.3 INCENTIVE COMPENSATION. In addition to the Base Salary and Guaranteed Bonus, Executive shall be entitled to the following items of performance-related compensation (the “Incentive Compensation”):

(a) a discretionary cash bonus per year of up to Fifty Thousand Dollars ($50,000.00), payable not later than 30 days after the first meeting of the Board of Directors of the Company’s next fiscal year, in such amount as may be approved by the Board, or by the Compensation Committee thereof, upon consideration of factors thereby deemed relevant and appropriate;

(b) a non-discretionary cash bonus equal to ten percent (10%) of the Company’s Earnings for the last completed fiscal year prior to each such payment, or Two Hundred Thousand Dollars ($200,000.00), whichever is less, payable on or before the last day of the first full month following the Company’s initial publication of its audited financial results for each fiscal year, subject to the pro-ration provisions of Subsection 3.6 below. For purposes of this Agreement, Earnings shall be defined to mean the Company’s pre-tax income before the deduction of the following non-cash expenses: depreciation expense, amortization expense, imputed interest expense and earned stock expense.

3.4 OPTION EXTENSION. As an inducement to Executive’s acceptance of the Agreement, the expiration date of the Stock Option (as defined in Subsection 3.7 of this Agreement) shall be extended from December 31, 2007 to March 22, 2012, subject to the approval of the Board of Directors or its Compensation Committee.

3.5 EXECUTIVE COMMITTEE OPTIONS. Executive shall be entitled to receive the same number of options, on the same terms, as granted to other members of the Company’s Executive Committee at year end for their service during the year then ended (“Executive Committee Options”).

3.6 PARTIAL YEAR PRORATION. Any compensation amounts to which Executive may become entitled, pursuant to Subsections 3.1, 3.2, and 3.3 (b) above, for any fiscal year that does not occur entirely within the Term (including any renewals, extensions or substitutions thereof), shall be equitably prorated or otherwise equitably adjusted to reflect the compensation amounts that are reasonably attributable to the Executive’s actual period of employment under this Agreement during such fiscal year.

3.7 STOCK OPTION TAX LIABILITY. On March 22, 2002, the Company granted to Executive a non-qualified option (the “Stock Option”) for the purchase 7,000,000 shares of common stock of the Company (“Common Stock”) at an exercise price of $0.25 per share, and terminating on December 31, 2007 (if not terminated earlier under the terms of the option). The Stock Option vested and became exercisable in full on the date of grant. The Stock Option is evidenced by a stock option agreement with such additional terms as are customary. As provided in the stock option agreement, the Company hereby confirms that it will pay the amount of Executive’s income tax liability incurred by him upon exercise of the Stock Option or any portion thereof that is directly related to such exercise (the “Stock Option Tax Liability Payment”); provided, however, that the Company’s obligation to pay such tax shall not exceed the amount of the tax benefit the Company receives as a direct result of the Executive’s exercise of the Stock Option or any portion thereof. Coverage of such tax by the Company shall be made in the form of a bonus to the Executive, which will be also subject to the same tax coverage by the Company, up to a maximum amount of the Company’s tax benefit derived from such bonus. The amount of the total tax liability of the Executive (and, therefore, the Company’s liability, up to a maximum of the tax benefit to the Company in connection with the foregoing) shall be calculated by the Company at the time of exercise of the Stock Option or any portion thereof pursuant to the following convergence formula recognized by the Internal Revenue Service as applicable to calculating such tax liability: I divided by (1 – x) multiplied by x (where “I” is the amount deemed compensation pursuant to option exercise and where “x” is the Executive’s highest marginal income tax bracket). For example, assuming the compensation resulting from option exercise is $1,000,000, and the Executive is in the 40% tax bracket, the calculation for the total tax liability would be as follows:

Income x .40 = amount of tax liability

      1 - .40

$1,000,000 x .40 = $1,000,000 x .40 = $666,666.67 (total tax liability)

      1 - .40                         .60

4. BENEFITS.

During Executive’s employment hereunder, Executive shall: (a) be eligible to participate in employee fringe benefits and any pension or profit sharing plans that may be provided by the Company for executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (b) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time; (c) be entitled to annual paid vacation in accordance with Company policy that may be applicable to executive employees from time to time; and (d) be entitled to sick leave, sick pay, and disability benefits in accordance with any Company policy that may be applicable to executive employees from time to time.

Without limiting the provisions of the foregoing paragraph, the Company also shall: (a) provide to Executive a monthly automobile allowance of Seven Hundred Dollars ($700.00) to be used by Executive to purchase, lease, or rent (in Executive’s discretion) an automobile; (b) provide to Executive a mobile telephone and mobile telephone service; (c) reimburse Executive for normal and customary expenses and other reasonable expenses incurred by Executive in connection with or related to the Company’s business (or the advancement or development thereof). Executive shall submit appropriate records relating to such expenses to receive reimbursement from the Company for such expenses, in accordance with the Company’s policy for senior executive officers; the Company acknowledges that an extensive amount of business related travel may be required by Executive to perform his duties hereunder.

5. CONFIDENTIAL INFORMATION; NON-SOLICITATION; NON-COMPETITION.

5.1 CONFIDENTIAL INFORMATION. The Executive hereby acknowledges and agrees that in the course of his employment he will acquire knowledge and will have access to information, whether in written, oral or other form, regarding the business operations of the Company, much of which will be confidential. The following types of information shall be deemed confidential for the purposes of this Agreement (“Confidential Information”): specific information concerning prospective employees, independent registered representatives and customers of the Company; existing employees, independent registered representatives and customers of the Company; other individuals and businesses with whom the Company does business; proprietary information; trade secrets, as defined in Section 688.002(4), Florida Statutes; financial and corporate records; operational, sales, promotional, and marketing methods and techniques; computer programs, including source codes and/or object codes; and/or any other proprietary, competitive, sensitive, or technical information or secrets developed with or without the help of the Executive. Other information, knowledge, know-how, and techniques which the Company designates as confidential shall also be deemed Confidential Information for purposes of this Agreement, except information which the Executive can demonstrate came to his attention prior to disclosure thereof by the Company, or which, at or after the time of disclosure by the Company to the Executive, became a part of the public domain through lawful publication or communication by others.

5.2 NONDISCLOSURE. During the term of his Employment under this Agreement, the Executive shall not disclose or use any Confidential Information for any reason other than furtherance of the Company’s business. Moreover, the Executive shall not, during the term of his employment or at any time thereafter, except as duly authorized by the Company or otherwise provided by this Section 5, either directly or indirectly, communicate, publish, disclose, divulge, or use, or authorize anyone else to communicate, publish, disclose, divulge, or use, for the benefit of himself or any other person, persons, partnership, association, corporation, or other entity, any Confidential Information which may be communicated to the Executive or of which the Executive may be apprised by virtue of his employment with the Company.

5.3 NON-SOLICITATION OF CUSTOMERS, EMPLOYEES OR INDEPENDENT REGISTERED REPRESENTATIVES. The Executive specifically acknowledges that he will have access to specific Confidential Information, including, without limitation, lists of prospective and existing customers, employees and independent registered representatives of the Company. The Executive agrees that during the Term (including any extensions, renewals or substitutions thereof), and continuously for a period of twelve (12) months commencing upon the end of the Term or any other termination of the Executive’s employment under this Agreement, regardless of the cause for termination, the Executive shall not, except as otherwise approved in writing by the Company, individually, or jointly with others, either for himself, or on behalf of, through or in conjunction with, any other person, persons, partnership, association, corporation, or other entity:

(a) Divert or attempt to divert or solicit any prospective or existing customer of the Company to any competitor by direct or indirect inducement or otherwise; or

(b) Employ or hire or seek to employ or hire any person, other than Patricia O’Connor, who is at that time an employee or independent registered representative of the Company, or of any affiliate of the Company, or otherwise directly or indirectly induce or solicit any such person to leave his or her employment or association with the Company.

5.4 NON-COMPETITION. The Executive agrees that, except as otherwise approved in writing by the Company or as otherwise provided in this Subsection 5.4, the Executive shall not, during the Term (including any extensions, renewals or substitutions thereof), and continuously for a period of twelve (12) months commencing upon the end of the Term or any other termination of the Executive’s employment under this Agreement, regardless of the cause for termination, individually, or jointly with others, either for himself, directly or indirectly, or on behalf of, through or in conjunction with any other person, persons, partnership, association, corporation, or other entity, own, maintain, operate, engage in, or have any interest in any business enterprise whose principal business purpose is the sale of financial products through a network of independent registered representatives in the State of Florida, and shall not directly or indirectly act as an officer, director, employee, partner, contractor, consultant, advisor, principal, agent, or proprietor, or in any other capacity for, nor lend any assistance (financial, managerial, consulting or otherwise) to or cooperate with, any such business enterprise; provided, however, that such provision shall not apply to the Executive’s ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of more than two percent (2%) of any class of capital stock of such corporation. The restrictions of this Subsection 5.4 shall not apply in the event Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and in either such case the Executive does not accept severance of any kind from the Company in connection with such termination.

5.5 REASONABLE RESTRICTIONS. THE EXECUTIVE AGREES AND ACKNOWLEDGES: (a) that the geographical and time limitations contained in this Section 5 are reasonable and properly required for the adequate protection of the business interests of the Company; and (b) that the restrictions contained in this Section 5 (including without limitation the length of the term of the provisions of this Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 5 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or was to compete with the Company in violation of the terms of this Section 5. It is agreed by the Executive that if any portion of the restrictions contained in this Agreement are held to be unreasonable, arbitrary, or against public policy, then the restriction shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time, and each county or portion thereof of the specified area being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective, so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, non-arbitrary, and not against public policy may be enforced against Executive.

5.6 CONTINUITY OF RESTRICTIONS. If the Executive shall violate any of the terms or covenants contained herein, and if any court action is instituted by the Company to prevent or enjoin such violation, then the period of time during which the terms or covenants of this Agreement shall apply, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the initial breach of the terms or covenants contained in this Agreement, whether or not the Company had knowledge of the breach, and the date on which the decree of the court or arbitrating authority disposing of the issues upon the merits shall become final and not subject to further appeal.

5.7 BOOKS AND RECORDS. All notes, data, reference material, sketches, drawings, memoranda, files, documents, specifications and any records in any way relating to any of the Confidential Information or to the Company’s business, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company. Upon the request of the Company, or absent such request, upon the termination of the Executive’s employment with the Company for any reason, the Executive shall immediately return to the Company all such property, materials and any and all copies thereof in the Executive’s possession.

The Company specifically acknowledges and agrees, however, that the Executive and his assistant, Patricia O’Connor, have kept and will continue to keep diverse property of a purely personal nature on the Company’s premises, including, without limitation, notes, data, reference material, memoranda, files, documents and records concerning the personal matters of each of them, unrelated to the Company’s business, as well as furnishings, decorative items, works of art, collections, trophies and memorabilia not belonging to the Company (collectively, “Personal Property”). The Company further acknowledges and agrees that it has and shall not have hereafter any right, title or interest in any item of Personal Property, and that all such Personal Property shall remain subject to the absolute and exclusive rights of each of the Executive and his assistant to control, use, retain, move, remove or otherwise dispose of the Personal Property respectively belonging to each of them. Without limiting the generality of the foregoing, the Company acknowledges and agrees that all of the contents of the Executive’s office on the Commencement Date, other than Confidential Information, are and shall remain Executive’s Personal Property.

5.8 DEFINITION OF COMPANY. Solely for purposes of this Section 5, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

5.9 INDEPENDENT COVENANTS. All of the covenants in this Section 5 are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any covenant in this Section 5.

5.10 SURVIVAL. The provisions of this Section 5, as applicable, shall survive the Term and any other termination of Executive’s employment under this Agreement.

6. REMEDIES.

6.1 LIQUIDATED DAMAGES. The Executive and the Company hereby acknowledge and agree that, in the event of any breach by the Executive, directly or indirectly, of the foregoing restrictive covenants under Section 5 of this Agreement, it will be difficult to ascertain the precise amount of damages that may be suffered by the Company by reason of such breach; and accordingly, the parties hereby agree that, as liquidated damages (and not as a penalty) in respect of any such breach, the Executive shall be required to provide an accounting of any and all benefits received or derived, either directly or indirectly, by the Executive as a result of such breach, including, but not limited to, true and correct financial records, or other data detailing the financial benefit the Executive received or derived, directly or indirectly, from any and all violative acts or activities, and the Executive thereafter shall be required to pay to the Company, as damages, cash amounts equal to any and all gross revenues received or derived by the Executive, directly or indirectly, from any and all violative acts or activities. The parties hereby agree that the foregoing constitutes a fair and reasonable estimate of the actual damages that might be suffered by reason of any breach of any of the covenants contained in Section 5 of this Agreement by the Executive, and the parties hereby agree to such liquidated damages in lieu of any and all other measures of damages that might be asserted in respect of any subject breach.

6.2 INJUNCTION. The Executive agrees that a violation or a breach of the terms, covenants, or provisions contained in this Agreement would cause irreparable injury to the Company, and that the remedy at law for any violation or breach would be inadequate and would be difficult to ascertain, and therefore, in the event of the violation or breach, or threatened violation or breach of any such terms, covenants, or provisions contained in this Agreement, the Company shall have the independent right to enjoin the Executive from any threatened or actual activities in violation thereof. The Executive hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such terms, covenants, or provisions without the necessity of proof of actual damages or the posting of a bond. In the event the Company does apply for such an injunction, the Executive shall not raise as a defense thereto that the Company has an adequate remedy at law.

7. TERMINATION OF EMPLOYMENT.

7.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive’s employment under the Agreement for Cause. For purposes of this Agreement, the term “Cause” shall mean: (a) an action or omission of the Executive which constitutes a material breach of, or failure or refusal (other than by reason of his disability) to perform his duties for which he was hired, which, if curable, is not cured within thirty (30) days after receipt by the Executive of written notice of same; (b) commission of any act which involves fraud, embezzlement, misappropriation of funds, or breach of fiduciary duty in connection with the performance of his duties as an employee of the Company; or (c) gross negligence in connection with the performance of the Executive’s duties hereunder, which, if curable, is not cured within thirty (30) days after written receipt by the Executive of written notice of same. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Subsection 7.1, the Company shall pay to the Executive his Base Salary to the date of termination, plus any unpaid Guaranteed Bonus, Incentive Compensation and Executive Committee Options earned by the Executive as of the date of termination. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

7.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive’s employment under the Agreement if the Executive shall become entitled to benefits under the Company’s disability plan or program as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 120 consecutive days or for an aggregate of 180 days, whether or not consecutive, in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Subsection 7.2, the Company shall: (a) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, together with any unpaid Guaranteed Bonus, Incentive Compensation and Executive Committee Options earned by the Executive as of the date of termination; and (b) pay to the Executive a severance payment equal to six (6) months of the Executive’s Base Salary at the time of the termination of the Executive’s employment with the Company. Any payments made to the Executive pursuant to clause (b) of the preceding sentence shall be reduced by that amount of compensation or monetary benefit received by the Executive from any third party from the time of the termination of the Executive’s employment with the Company until six (6) months thereafter. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

7.3 DEATH. Upon the death of the Executive during the Term, the Company shall pay to the estate of the deceased Executive any unpaid Base Salary through the Executive’s date of death, together with any unpaid Guaranteed Bonus, Incentive Compensation and Executive Committee Stock Options earned by the Executive as of the date of death. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

7.4 TERMINATION WITHOUT CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate Executive’s employment under the Agreement at any time without Cause. Upon any termination of the Executive’s employment by the Company that is not a termination under any of Subsections 7.1, 7.2 or 7.3 of this Agreement, the Company shall pay to the Executive: (a) any unpaid Base Salary earned through the effective date of termination specified in such notice, together with any unpaid Guaranteed Bonus, Incentive Compensation, and Executive Committee Options earned by the Executive as of the date of termination; and (b) additional compensation (“Termination Pay”) equal to, and payable on the same schedule as, the Base Salary, Guaranteed Bonus, Incentive Compensation and Executive Committee Options that Executive would have been entitled to receive under Sections 2 and 3 of the Agreement if his employment had continued, without termination, during the entire period beginning with the effective date of termination specified in the termination notice described above, and ending with the expiration date of the Term (including any extensions, renewals or substitutions thereof) that applied immediately prior to such termination. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses. As a condition to Executive’s right to receive the Termination Pay, concurrently with the receipt of the first payment of the Termination Pay, the Executive shall deliver to the Company a general release, in form acceptable to the Board, releasing the Company from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed, then existed, or may thereafter exist, by reason of the termination of this Agreement, except payment of the Termination Pay and the Stock Option Tax Liability Payment.

7.5 TERMINATION BY THE EXECUTIVE.

(a) The Executive shall at all times have the right, upon one hundred twenty (120) days’ written notice to the Company, to terminate his employment under the Agreement.

(b) Upon termination of Executive’s employment pursuant to this Subsection 7.5 by the Executive without Good Reason, the Company shall pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice together with any unpaid Guaranteed Bonus, Incentive Compensation and Executive Committee Options earned by Executive as of the date of termination. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

(c) Upon termination of Executive’s employment under this Agreement pursuant to this Subsection 7.5 by the Executive for Good Reason, the Company shall pay to the Executive the same amount of monies that would have been payable by the Company to the Executive under Subsection 7.4 of this Agreement if the Executive’s employment had been terminated by the Company without Cause under Subsection 7.4. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

(d) For purposes of this Agreement, “Good Reason” shall mean: (i) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) the Company’s requiring the Executive to be based at any office or location outside of Dade, Broward and Palm Beach Counties in the State of Florida, except for travel reasonably required in the performance of the Executive’s responsibilities; or (iii) any purported termination by the Company of the Executive’s employment otherwise than for Cause pursuant to Subsection 7.1, or by reason of the Executive’s disability pursuant to Subsection 7.2 of this Agreement, during the Term.

7.6 CHANGE IN CONTROL OF THE COMPANY.

(a) In the event that: (i) a Change in Control (as defined in part (b) of this Subsection 7.6) in the Company shall occur during the Term; and (ii) prior to twelve (12) months after the date of the Change in Control, either (x) Executive’s employment is terminated by the Company other than pursuant to any of Subsections 7.1, 7.2, or 7.3, or (y) the Executive terminates his employment under the Agreement for Good Reason pursuant to Subsection 7.5 hereof, the Company shall pay to the Executive the same amount of monies that would have been payable by the Company to the Executive under Subsection 7.4 of this Agreement if the Executive’s employment had been terminated by the Company without Cause. The Company shall have no further liability under this Agreement other than for the Stock Option Tax Liability Payment and reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the Company’s policy on reimbursements of business expenses.

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(i) Approval by the Board, and shareholders of the Company if required under applicable law, of: (1) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction; (2) a liquidation or dissolution of the Company; or (3) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

(ii) Individuals who, as of the Commencement Date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of 50% or more of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by: (1) the Company or its Subsidiaries; (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest; or (3) any employee benefit plan of the Company or its Subsidiaries.

7.7 RESIGNATION. Upon any termination of Executive’s employment pursuant to this Section 7, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

7.8 SURVIVAL. The provisions of this Section 7, as applicable, shall survive the Term and any other termination of Executive’s employment under this Agreement.

8. LEGAL EXPENSE REIMBURSEMENTS.

8.1 INDEMNIFICATION; LEGAL EXPENSES. Without limiting the scope of any indemnification to which Executive is or may be entitled under applicable law or pursuant to the Company’s Articles of Incorporation, Bylaws, or contract for indemnification of officers or directors of the Company, the Company shall, to the maximum extent permitted by applicable law, indemnify and hold Executive harmless from and against the costs and expenses (including attorneys’ fees and costs) of Executive’s defense with respect to any suit, investigation, or other action or proceeding instituted or threatened against Executive by any person, agency, body, or other entity (other than the Company) that is based on, arises out of, or is related to any position that Executive has or had with the Company or any of its subsidiaries or other affiliates or otherwise to the performance by Executive of any duty or responsibility under this Agreement. To the maximum extent permitted by applicable law, the Company agrees to advance to Executive the amount of such costs and expenses as they are incurred by Executive (upon written request by Executive therefore, accompanied by reasonably detailed explanation of the basis for such advance(s)), and Executive agrees, to the extent that such agreement may be required by applicable law to permit such advances, to account to the Company for such advance(s), including to refund to the Company any such amount that it may ultimately be determined(according to applicable law) that Executive is not entitled to receive as indemnification or reimbursement for such costs and expenses as a result of the final disposition of the underlying suit, investigation, or other action or proceeding in respect of which such costs or expenses were incurred. The Company agrees to take such corporate action as may be necessary or advisable, if requested by Executive, to authorize, approve, or effectuate and implement the rights conferred upon Executive in this Subsection 8.1.

8.2 DISPUTES RELATING TO AGREEMENT. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement, or interpretation of this Agreement, including, without limitation, any action seeking declaratory relief, equitable relief, injunctive relief, or damages, or any litigation or cause of action, including, without limitation, any appeals, federal bankruptcy proceedings, receivership or insolvency proceedings, reorganization, or other proceedings, the prevailing party shall recover all costs and reasonable attorney’s fees incurred in connection therewith, including without limitation at the pre-trial, trial and appellate levels, and any costs of collection.

8.3 SURVIVAL. The provisions of this Section 8, as applicable, shall survive the Term and any other termination of Executive’s employment under this Agreement.

9. MISCELLANEOUS.

9.1 ASSIGNMENT. This Agreement is personal in nature and may not be assigned by either party without the express written consent of the other party; provided, however, that the provisions of this Agreement shall inure to the benefit of and be binding upon each successor of the Company, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

9.2 WAIVER. The waiver by any party to this Agreement of a breach by the other party of any of the provisions of this Agreement shall not operate as or be construed as a waiver of any different or subsequent breach.

9.3 ENTIRE AGREEMENT. This Agreement constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof.

9.4 GOVERNING LAW; ALTERNATIVE DISPUTE RESOLUTION. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida (without regard to its rules of conflicts of laws). Executive and the Company each reserve the right to require the submission of any dispute arising out of, in connection with, or by reason of the interpretation, construction and enforcement of this Agreement for final resolution through binding arbitration, to the extent such arbitration is available to them at the time of the dispute under the rules of the National Association of Securities Dealers, Inc.

9.5 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to or shall be construed to confer upon or give any person not a party hereto any rights or remedies hereunder, whether as a third-party beneficiary or otherwise.

9.6 SEVERABILITY. Should any clause or any other portion of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other clause or portion of this Agreement, all of which shall remain in full force and effect, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

9.7 NOTICES. All notices and other communications hereunder shall be deemed to have been duly given on the date of receipt if delivered personally or three (3) business days after deposit in the United States Mail, if in writing and sent to the Company at its principal executive offices (Attention: Steven C. Jacobs), or to Executive at his address as noted in the Company’s records, as the case may be, or to such other address as one party shall have given to the other in accordance with this provision.

9.8 EFFECT OF CAPTIONS AND HEADINGS. The captions and headings contained herein are for convenience only, do not constitute a part of this Agreement, and shall not be used in construing it.

9.9 INDEPENDENT COVENANTS. The parties agree that each of the covenants and provisions contained in this Agreement shall be deemed severable and construed as independent of any other covenant or provision.

9.10 MODIFICATIONS AND AMENDMENTS. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

9.11 EXCLUSIVE JURISDICTION; VENUE. SUBJECT TO THE ARBITRATION PROVISIONS OF SUBSECTION 9.4 ABOVE, EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN PALM BEACH COUNTY, FLORIDA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE

INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

9.12 WAIVER OF JURY TRIAL. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

IN WITNESS WHEREOF, the parties have executed this Agreement, as an instrument under seal, as of the day and year first written above.

“Company”

SUMMIT FINANCIAL SERVICES GROUP, INC.

By:	/s/ Steven C. Jacobs
Steven C. Jacobs
Executive Vice President

“Executive”

/s/ Marshall T. Leeds
Marshall T. Leeds